Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

The Buckhead Community Bank (the “Employer”) hereby agrees to compensate employee, Dawn Kinard, twelve months current base salary plus benefits if there occurs a Change in Control which results in the elimination of Employee’s position or in the termination of the Employee in accordance with the events listed as follows:

(a) the individuals who, as of the date of this agreement, are members of the Board of Directors of the Employer (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board of Directors of the Employer; provided, however, that if the election, or nomination for election by the Employer’s shareholders, of any new director was approved in advance by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

(b) Approval by the shareholders of the Employer of (i) a merger, consolidation, or reorganization involving the Employer, (ii) a complete liquidation or dissolution of the Employer, or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the 1st day of March, 2008.

EMPLOYER:
THE BUCKHEAD COMMUNITY BANK

By:	/s/ Marvin Cosgray
Marvin Cosgray, President and CEO

(Corporate Seal)

EMPLOYEE:

/s/ Dawn Kinard
Dawn Kinard